Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Federal Bank Receives Bank Enterprise Award from U.S. Treasury’s CDFI Fund

LOS ANGELES, CA — (BUSINESS WIRE) — September 22, 2014 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), announced that on Thursday September 18th, its wholly-owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”), received a Bank Enterprise Award (“BEA”) of $355,000 for providing Affordable Housing Development Loans and Project Investments and Service Activities in California.  This award was part of the fiscal year 2014 BEA Program offered by the U.S. Department of the Treasury’s Community Development Financial Institutions Fund (“CDFI Fund”).

The Bank was one of 69 FDIC-insured depository institutions that received awards under the fiscal year 2014 BEA Program, which awarded a total of nearly $17.9 million to support the selected depositary institutions in their efforts to serve economically distressed communities across the nation.  Recipients of the awards are required to invest their awards in eligible activities, such as affordable housing projects, small business loans and commercial real estate projects, in distressed communities.  The activities that qualify a potential recipient for an award under the BEA Program occur in census tracts where at least 30 percent of the population lives at or below the national poverty level and where the unemployment rate is 1.5 times above the national average.  Awards granted were selected after a comprehensive review of 98 applications received by the CDFI Fund from FDIC-insured depository institutions across the nation.

Chief Executive Officer, Wayne Bradshaw, stated, “We are honored to be selected again as a recipient under the BEA Program, which recognizes Broadway’s long standing commitment to serving low-to-moderate income communities in Southern California.  The award will provide valuable support for advancing our mission by strengthening our earnings and capital base, and will further our efforts to build our loan portfolio, particularly in loans secured by multi-family properties, and increase our other community development activities.”

The award will be included in non-interest income in the quarter in which the actual award proceeds are received.  In the first quarter of 2014 the Company reported an award of approximately $200 thousand that the Company received under the fiscal year 2013 BEA Program.

About the BEA Program

The Bank Enterprise Award Program (BEA Program) rewards FDIC-insured depository institutions for making investments in the most distressed communities in the country, as well as in certified CDFIs.  In order to receive an award, depository institutions must successfully demonstrate an increase in their investments in census tracts where at least 30 percent of the population lives at or below the national poverty level and where the unemployment rate is 1.5 times above the national average.  The BEA Program awards also help depository institutions offset some of their risk associated with investing in these distressed communities and provide an incentive to invest.  The greater the loan increase, the greater the potential award.  Since its inception in 1994, the BEA Program has awarded grants totaling approximately $411 million.

For more information about the BEA Program, please visit the CDFI Fund’s website at www.cdfifund.gov/bea.

About the CDFI Fund

The CDFI Fund was created to promote economic and community development by empowering America’s underserved and distressed communities.  Since its creation in 1994, the CDFI Fund has awarded more than $2.0 billion to CDFIs, community development organizations, and financial institutions through the CDFI Program, the Financial Education and Counseling Pilot Program, and the Native America CDFI Assistance Program.  In addition, the CDFI Fund has allocated $40 billion in tax credit allocation authority to Community Development Entities through the New Markets Tax Credit Program, and $325 million has been guaranteed in bonds through the CDFI Bond Guarantee Program.  By increasing funding to CDFIs that specialize in providing affordable credit, the CDFI Fund helps build businesses, create jobs, and revitalize neighborhoods.

For more information about the CDFI Fund, visit the CDFI Fund’s website at www.cdfifund.gov.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Stockholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or
Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com